Exhibit 10.8

Danaher Corporation

Description of Non-Management Director Compensation Arrangements

Following is a description of the compensation arrangements for each of the Company’s non-management directors, effective as of July 1, 2011. Each of our non-management directors receives:

•	an annual cash retainer of $55,000, paid in four, equal installments following each quarter of service;

•	$2,500 for each board meeting attended (whether by telephone or in person);

•	$1,000 for each committee meeting attended (whether by telephone or in person);

•

an annual equity award with a target award value of $140,000, divided evenly between options and restricted stock units. Using the average closing price of Danaher’s common stock over a 15-day trading period ending on the seventh business day before the grant date, the target award value attributable to stock options is converted into a specified number of options (rounded up to the nearest ten) based on an assumed value per option equal to 40% of such average closing price. The target award value attributable to RSUs is converted into a specific number of RSUs using such average closing price. The strike price for each stock option is equal to the closing price of Danaher’s common stock on the date of grant, the options have a ten-year term and each option is fully vested as of the date of grant. The RSUs vest on the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Danaher’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board. The options and RSUs are approved by the Compensation Committee on the date on which the Company’s July annual equity grants are approved; and

•	payment of or reimbursement for Danaher-related out-of-pocket expenses, including travel expenses.

In addition, the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee each receive an annual retainer of $15,000 and the lead independent director receives an annual retainer of $10,000, in each case paid in equal quarterly installments.

Each non-employee director can elect to defer all or a part of the cash director fees that he or she receives with respect to a particular year under the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the 2007 Stock Incentive Plan. Amounts deferred under the plan are converted into a particular number of phantom shares of Danaher common stock, calculated based on the closing price on the quarterly date that such fees would otherwise have been paid. A director may elect to have his or her plan balance distributed upon cessation of Board service, or one, two, three, four or five years after cessation of Board service. All distributions from the plan are in the form of shares of Danaher common stock.